ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20090664605-78
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/03/2009 4:15 PM
	Entity Number C4615-2000

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

NATURALNANO, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The undersigned, the Chief Executive Officer of NaturalNano, Inc., a Nevada corporation (the "Company"), in accordance with the provisions of the Nevada General Corporation Law, does hereby certify that, pursuant to a resolution of the Board of Directors, the Second Amended and Restated Articles of Incorporation of the Company, and the Original Series C Certificate of Designation (as defined below), the following resolution amending and restating the Original Series C Certificate of Designation was duly adopted on September 3, 2009:

Continuation on Attachment

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required): X /s/ James Wemett

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT

**AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES, DESIGNATIONS, QUALIFICATIONS AND LIMITATIONS
OF THE SERIES C PREFERRED STOCK, PAR VALUE $0.001 PER SHARE
OF
NATURALNANO, INC.**

RESOLVED, that the Board of Directors of the Company, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the "Certificate of Incorporation"), created out of the shares of Preferred Stock, par value $.001 per share, of the Company authorized in Article 3 of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock designated "Series C Convertible Preferred Stock," consisting of four million two hundred fifty thousand (4,250,000) shares;

RESOLVED, in connection therewith, on or about October 6, 2008, the Company filed with the Nevada Secretary of State a Certificate of Designation of Rights, Preferences, Designations, Qualifications and Limitations of the Series C Convertible Preferred Stock (the "Original Series C Certificate of Designation");

RESOLVED, that the Company desires to amend and restate in its entirety the Original Certificate of Designation;

RESOLVED, that the holder of all of the outstanding Series C Preferred Stock has consented to the amendment and restatement of the Original Series C Certificate of Designation as set forth herein; and

RESOLVED, the Board of Directors hereby submits this Amended and Restated Certificate of Designation to provide for designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions with respect to the Series C Preferred Stock as follows:

1. Designation and Rank.

(a) Designation. The designation of such series of the Preferred Stock shall be the Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"). The maximum number of shares of Series C Preferred Stock shall be four million two hundred fifty thousand (4,250,000) shares.

(b) Rank. The Series C Preferred Stock shall rank prior to the common stock of the Company, par value $.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by its terms do not rank on a parity with or senior to the Series C Preferred Stock ("Junior Stock"). The Series C Preferred Stock shall rank on a parity basis with the Series B Preferred Stock, par value $0.001, of the Company (the

"Series B Preferred Stock"). The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. The holders of shares of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, cash dividends on an as-converted basis with the Common Stock (without giving effect to the limitations on conversion set forth in Section 7 hereof) as and when declared by the Company. All accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of (i) a liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up under Section 4(b) hereof) of the Company (a "Liquidation"), or (ii) a Voluntary Conversion pursuant to Section 5 hereof.

3. Voting Rights.

(a) Class Voting Rights. The Series C Preferred Stock shall have the following voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series C Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series C Preferred Stock and Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock and the Series B Preferred Stock vote (voting together as one class): (i) incur Indebtedness or authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Preferred Stock, ranking prior to or on a parity with the Series C Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; (iii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise) shares of the Company's Junior Stock; (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series C Preferred Stock; (v) effect any distribution with respect to Junior Stock or parity stock; or (vi) reclassify the Company's outstanding securities. "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptance, current swap agreements, interest rate swaps or other financial products, (c) all capital lease obligations (to the extent the same exceed $100,000 in any fiscal year), (d) all obligations for the deferred purchase price of assets (to the extent the same exceed $100,000 in any fiscal year), (e) all synthetic leases, and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; provided, however, Indebtedness shall not include (a) usual and customary trade debt incurred in the ordinary course of business and (b) endorsements for collection or deposit in the ordinary course of business.

(b) General Voting Rights. The Series C Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above (or, together as one class with the Series B Preferred Stock as the case may be) and as otherwise required by Nevada law. Further, the

Series C Preferred Stock shall be entitled to vote together with the Common Stock, as a single class, on all matters submitted to a vote of the Company's Common Stock holders on as as-converted basis, giving effect to the limitations on conversion set forth in Section 7 hereof. For the avoidance of doubt, it is understood that a holder of Series C Preferred Stock may not, absent waiver of the relevant provisions of Section 7, vote such holder's shares of Preferred Stock on an as converted basis with the Common Stock in excess of the beneficial ownership limitations set forth in Section 7. The Common Stock into which the Series C Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $.002 per share (the "Liquidation Preference Amount") of the Series C Preferred Stock, on a pro rata and pari passu basis with any parity stock, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series C Preferred Stock and any series of preferred stock or any other class of stock on a parity as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock, the Pari Passu Preferred Stock and the other classes of stock on a parity with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series C Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series C Preferred Stock shall participate, on an as-converted basis (without giving effect to the limitations on conversion set forth in Section 7 hereof) in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall be, at the election of the holders of a majority of the Series C Preferred Stock and the Series B Preferred Stock (voting together as one class), deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into

another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series C Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holder of Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series C Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series C Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock. On the date hereof (and subject to adjustment as provided herein) each share of Series C Preferred Stock is convertible at the election of the holder thereof into 160 shares of Common Stock. The Company shall keep written records of the conversion of the shares of Series C Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series C Preferred Stock upon complete conversion of the Series C Preferred Stock.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series C Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series C Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company, and (B) with respect to the final conversion of shares of Series C Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Company of the executed Conversion Notice, issue and make available through the Depository Trust Company ("DTC") account on the holder's behalf

via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for retrieval by the holder (or its broker) the number of shares of Common Stock to which the holder shall be entitled.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert. If within five (5) business days of the Company's receipt of the Conversion Notice (the "Share Delivery Period") the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series C Preferred Stock (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder and under the Loan and Security Agreement among the Company and the purchasers listed therein (the "Agreement") between the Company and the initial holders of the Series C Preferred Stock (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the Closing Bid Price (as defined in Section 5(c) hereof) of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section

5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

(c) Closing Bid Price. The term "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series C Preferred Stock.

(d) Adjustments of Conversion Ratio.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the number of shares into which each share of Series C Preferred Stock is convertible into shall be proportionately increased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the number of shares into which each share of Series C Preferred Stock is convertible into shall be proportionately decreased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the number of shares into which each share of Series C Preferred Stock is convertible into shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the number of shares into which each share of Series C Preferred Stock is convertible into by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a

record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable conversion ratio shall be made and provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities which they would have received had their Series C Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) with respect to the rights of the holders of the Series C Preferred Stock.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the conversion rights herein shall be made and provisions shall be made so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the conversion rights herein shall be made and provision shall be made so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series C Preferred Stock into the Company's Common Stock prior to the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series C Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the number of shares of stock or other securities deliverable upon conversion of the Series C

Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock ("Convertible Securities"), then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series C Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series C Preferred Stock shall have been issued and, if required by the court, the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the aggregate Closing Bid Price of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(f) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series C Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series C Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the conversion ratio in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred Stock.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or, (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(j) Reservation of Common Stock. On or after November 30, 2008, the Company shall, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the shares of Series C Preferred Stock are at any time convertible (without regard to the limitations on conversion set forth in Section 7 hereof). The initial number of shares of Common Stock reserved for conversions of the Series C Preferred Stock and Series B Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series C Preferred Stock and Series B Preferred Stock based on the number of shares of Series C Preferred Stock and Series B Preferred Stock held by each holder at the time of issuance of the Series C Preferred Stock and the Series B Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series C Preferred Stock or Series B Preferred Stock shall be allocated to the remaining holders of Series C Preferred Stock and Series B Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock and Series B Preferred Stock then held by such holder.

(k) Retirement of Series C Preferred Stock. Conversion of Series C Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date. The Company shall keep written records of the conversion of the shares of Series C Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series C Preferred Stock upon complete conversion of the Series C Preferred Stock.

(l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series C Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. No holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction.

(a) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series C Preferred Stock convert shares of the Series C Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred Stock providing the Company with at least sixty-one (61) days prior notice (pursuant to Section 5(h) hereof) that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in such notice.

(b) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series C Preferred Stock convert shares of the Series C Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all

of the Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred Stock providing the Company with sixty-one (61) days prior notice (pursuant to Section 5(h) hereof) that such holder would like to waive Section 7(b) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in such notice.

8. Vote to Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock (voting together as one class), shall be required for the issuance of shares of Series C Preferred Stock other than pursuant to the Loan and Security Agreement, dated as of September 29, 2008, among the Company, the Investors named therein and the other parties thereto. The provisions hereof may be waived on behalf of all the Holders if in writing and signed by the Holders of not less than a majority of the then outstanding shares of Series C Preferred Stock and Series B Preferred Stock (together, as one class).

9. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13. Removal of the Series C Director. Upon and after the date of this Certificate of Designation, any person serving as a "Series C Director" pursuant to the terms of the Original Certificate of Designation shall be deemed to be removed as a Series C Director and shall serve only as a director deemed elected by the holders of the Common Stock of the Company serving until the next annual meeting of shareholders of the Company pursuant to the Company's bylaws or until such director's earlier death, resignation or removal by the holders of Common Stock. For the avoidance of doubt, it is understood that (i) the holders of the Series C Preferred Stock shall not be entitled to remove any person formerly serving as a Series C Director by class vote (such director now being subject to the removal provisions applicable to directors elected by the holders of Common Stock under the bylaws, the Certificate of Incorporation and Nevada General Corporation Law), (ii) any person formerly serving as a Class C Director shall be entitled to the voting powers granted all other directors elected by the holders of the Company's Common Stock and shall have no "super-voting" rights and (iii) the holders of the Series C Preferred Stock shall have no right to elect a director as a class hereunder (other than as contemplated by Section 3(b) hereto, voting on an as-converted basis with the Common Stock, subject to the limitations on conversion set forth in Section 7 hereof), it being the intent that the holders of the Series C Preferred Stock shall be passive investors and not exercise control over the business and affairs of the Company by virtue of their ownership of Series C Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this __ day of September, 2009.

NATURALNANO, INC.

By: /s/ James Wemett
Name: James Wemett
Title: Chief Executive Officer

EXHIBIT I

NATURALNANO, INC.
CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designation of Rights, Preferences, Designations, Qualifications and Limitations of the Series C Preferred Stock, Par Value $0.001 Per Share of NaturalNano, Inc. (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $.001 per share (the "Preferred Shares"), of NaturalNano, Inc. a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: ____________________

Number of Preferred Shares to be converted: ______

Stock certificate no(s). of Preferred Shares to be converted: ______

Please confirm the following information:

Number of shares of Common Stock
to be issued: ____________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Sections 13 and 16 of the Securities Exchange Act of 1934, as amended: ____________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ____________________
____

Facsimile Number: ____________________

Authorization: ____________________
By: ____________________
Title: ____________________

Dated: